UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2008

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2008, Benjamin Milk notified the Board of Directors of LiveDeal, Inc. (the “Company”) that he was resigning as a director of the Company, effective on July 1, 2008.  At the time he announced his resignation, Mr. Milk was a member of the Audit Committee of the Board of Directors.

Mr. Milk resigned because of concerns relating to matters and issues involving the operation and management of the Company recently alleged by Joe Cunningham, another member of the Board of Directors.  These matters correspond to a period prior to the recent changes in the Board of Directors and management team of the Company.  A copy of the text of the e-mail message in which Mr. Milk notified the Board of Directors of his resignation is attached hereto as Exhibit 99.1.

Although the Company believes that any matters and issues alleged by Mr. Cunningham have been properly and sufficiently addressed, the Board of Directors has formed a special committee to evaluate Mr. Milk’s concerns.  If the special committee determines after its evaluation that certain issues still need to be addressed, the committee will take (or recommend to the Board of Directors) appropriate action to resolve such issues.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	E-mail from Benjamin Milk to Board of Directors of LiveDeal, Inc. dated June 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: June 30, 2008	/s/ Michael Edelhart
Michael Edelhart
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.                                Description
99.1                      E-mail from Benjamin Milk to Board of Directors of LiveDeal, Inc. dated June 24, 2008